AMERICAN REALTY CAPITAL TRUST, INC.

ARTICLES OF AMENDMENT

American Realty Capital Trust, Inc, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The definition of “LISTING” in Article IV of the charter of the Corporation (the “Charter”) is hereby deleted in its entirety and the following is substituted in lieu thereof:

“LISTING” means the listing of the Common Shares on the New York Stock Exchange or NASDAQ stock market. Upon such Listing, the Common Shares shall be deemed listed.

SECOND: Article VI, Section 6.4 of the Charter is hereby deleted in its entirety and the following is substituted in lieu thereof:

SECTION 6.4 TERM. Each director shall hold officer for one year, until the next annual meeting of Stockholders and until his successor is duly elected and qualifies. Directors may be elected to an unlimited number of successive terms.

THIRD:  Article VIII, Section 8.8 of the Charter is hereby deleted in its entirety and the following is substituted in lieu thereof:

SECTION 8.8 SUBORDINATED INCENTIVE LISTING FEE. Upon listing the Company’s common stock on the New York Stock Exchange or NASDAQ Stock Market, the Company shall pay the Advisor a fee equal to 15% of the amount, if any, by which (1) the market value of the Company’s outstanding stock plus distributions paid by the Company prior to listing, exceeds (2) the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate a 6% annual cumulative, non-compounded return to investors.

FOURTH: Article VIII, Section 8.11 of the Charter is hereby deleted in its entirety and the following is substituted in lieu thereof:

SECTION 8.11 ASSET MANAGEMENT FEE. Unless otherwise provided in any resolution adopted by the Board, the Company may pay the Advisor and its Affiliates fees for the Advisor’s management of the Company’s Assets; provided however, that such asset management fees shall equal 1% of the purchase price of each property plus costs and expenses incurred by the advisor in providing asset management services. This fee is payable quarterly in advance, on January 1, April 1, July 1 and October 1, based on assets held by us on that date, adjusted for appropriate closing dates for individual property acquisitions.

FIFTH:  Article VIII, Section 8.12 of the Charter is hereby deleted in its entirety and the following is substituted in lieu thereof:

SECTION 8.12 FEES UPON TERMINATION OF ADVISOR. Upon the termination of the Advisor upon a change of control of the Company, by the Company without cause, or by the Advisor for good reason (as such terms may be defined in the definitive agreement memorializing the engagement of the Advisor by the Company), the Company shall pay the Advisor, at the Advisor’s election, either (x) a deferred acquisition fee not to exceed the amount by which 6% of the aggregate purchase price of all Properties purchased by the Company through the date of such termination exceeds the aggregate of all Acquisition Fees and Acquisition Expenses paid by the Company to such date, together with interest at a rate of 6% per annum from the date of acquisition of each Property, such total fee, including interest, not to exceed an amount equal to 6% of the Contract Purchase Price of the Properties, or (y) a termination fee not to exceed 15% of the amount, if any, by which the appraised value of the Properties owned by the Company on the date of such termination, less amounts of all indebtedness secured by such Properties exceeds the dollar amount equal to the sum of a 6% cumulative non-compound return on the Company's stockholders' net investment plus the amount of such investment.

SIXTH:  The amendments to the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

SEVENTH : The undersigned Chief Executive Officer and Chairman of the Board acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and Chairman of the Board acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned Chief Executive Officer and Chairman of the Board and attested by its Executive Vice President and Secretary this 25 day of February, 2008.

ATTEST:	AMERICAN REALTY CAPITAL TRUST, INC.

/s/ Michael Weil	By:	/s/ Nicholas S. Schorsch (SEAL)
Name: Michael Weil		Name: Nicholas S. Schorsch
Title: Executive Vice President and Secretary		Title: Chief Executive Officer and Chairman of the Board